Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Wells Fargo Funds Trust:

We consent to the use of our report dated December 23, 2009, with respect to the financial statements of the Wells Fargo Advantage Specialized Financial Services Fund, as of October 31, 2009, our reports dated September 24, 2009, with respect to the financial statements of the Wells Fargo Advantage U.S. Value Fund and Wells Fargo Advantage Large Company Core Fund, as of July 31, 2009, our reports dated November 25, 2009,   with respect to the Wells Fargo Advantage Equity Income Fund, Wells Fargo Advantage Large Company Growth Fund, and Wells Fargo Advantage Emerging Markets Equity Fund, as of September 30, 2009, each a fund of Wells Fargo Funds Trust, incorporated herein by reference, and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

February 17, 2010